May 22, 1997


Ultramar Diamond Shamrock Corporation
9830 Colonnade Boulevard
San Antonio, Texas 78230

Re:  Ultramar Diamond Shamrock Corporation Non-Employee Director
     Equity Plan

Gentlemen:

I am Counsel for Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company"). The Company expects to file with the Securities and Exchange Commission on or about May 22, 1997 under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 100,000 shares of common stock, $0.01 par value of the Company ("Common Stock").

In connection with such filing, I have examined the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion and based thereupon, I am of the opinion that the shares of Common Stock that may be issued and sold or delivered pursuant to the Plan will be, when issued in accordance with the provisions of the Plan, legally issued, fully paid an nonassessable and the rights to purchase Common Stock (the "Rights") in accordance with the Rights Agreement dated June 25, 1992 between the Company and Registrar and Transfer Company, when duly issued, will be legally issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 for the Plan filed by the Company with the Securities and Exchange Commission to effect registration of such under the Securities Act of 1933, as amended.

Very truly yours,




/s/  Todd Walker
     Todd Walker



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